Nicor Inc.
                               1844 Ferry Road
                               Naperville, IL  60563


August 13, 2002


Ms. Paula Dubberly
Chief Counsel
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Ave. N.W.
Washington, D.C.  20549

RE:  Nicor Inc. Report on Form 10-Q/A
     for the Quarterly Period Ended
     March 31, 2002

Dear Ms. Dubberly:

We are writing to explain the absence of a written statement from each of us, as the respective Chief Executive Officer and Chief Financial Officer of Nicor Inc. ("Nicor"), accompanying Nicor Inc.'s Report on Form 10-Q/A for the quarterly period ended March 31, 2002 (the "10-Q/A"), in compliance with 18 U.S.C. sec. 1350 (Section 906 of the Sarbanes-Oxley Act of 2002). Because of the uncertainties surrounding the performance-based rate plan of our subsidiary, Northern Illinois Gas Company (doing business as Nicor Gas), described in the "Contingencies" note to the financial statements in the 10-Q/A, Nicor's newly appointed independent public accountant, Deloitte & Touche LLP, was unable to complete its review of the condensed unaudited financial statements included in the 10-Q/A, as required by Rule 10-01(d) of Regulation S-X. This lack of compliance with Rule 10-01(d) made it impossible for us to state that the 10-Q/A fully complies with the requirements of Section 13(a) of the Securities
Exchange Act of 1934 and therefore impossible for the 10-Q/A to be accompanied by the written statement called for by 18 U.S.C. sec. 1350. We have, however, signed and filed with the Commission the certification as to the accuracy of certain documents filed with the Commission by Nicor during 2002 required by the Commission's June 27, 2002 order.

Sincerely,


/s/  THOMAS L. FISHER             /s/  KATHLEEN L. HALLORAN

Thomas L. Fisher                  Kathleen L. Halloran
Chairman, President and           Executive Vice President
Chief Executive Officer           Finance and Administration